EXHIBIT 21.1

CAREPAYMENT TECHNOLOGIES, INC. SUBSIDIARIES

CarePayment Technologies, Inc. currently has three subsidiaries:

Name: Moore Electronics, Inc.

State of Incorporation: Oregon

Name under which subsidiary does business: Moore Electronics, Inc.

Name: CP Technologies, LLC

State of Incorporation: Oregon

Name under which subsidiary does business: CP Technologies, LLC

Name: Vitality Financial, Inc.

State of Incorporation: Delaware

Name under which subsidiary does business: Vitality Financial, Inc.